EXHIBIT 99.1
Contact:

J. Marc Lewis, Vice President-Investor Relations	800 S. Douglas Road, 12th Floor
305-406-1815	Coral Gables, Florida 33134
305-406-1886 fax	Tel: 305-599-1800
marc.lewis@mastec.com	Fax: 305-406-1960
www.mastec.com
For Immediate Release
MasTec Issues Earnings Guidance
Coral Gables, FL (January 22, 2007)/PRNewswire — First Call/ — MasTec, Inc. (NYSE: MTZ) announced today that the Company expects 2007 revenue from continuing operations to be in the range of $1.04 billion to $1.06 billion, approximately a 10 to12 percent increase. Diluted earnings per share from continuing operations is expected to be between $0.80 and $0.90 per share for the year, an increase of approximately 30 to 50 percent. The 2007 earnings guidance includes the non-cash impact of stock compensation expense per Financial Accounting Standards No. 123-R, Share Based Payment (FASB 123R) of approximately $7.5 million or $0.11 per share.
MasTec continues to work toward finalizing the previously announced sale of its discontinued State Department of Transportation assets and projects and expects the sale to close in the next few weeks.
The Company now expects 2006 revenue from continuing operations to be in the range of $942 million to $947 million compared to $848 million for 2005, an increase of over 11 percent. Diluted earnings per share from continuing operations is expected to be between $0.60 and $0.62 per share for 2006, an increase of over 60% compared to $0.37 for 2005. The 2006 earnings include the non-cash impact of FASB 123R stock compensation expense which impacted 2006 by approximately $7.6 million or $0.12 per diluted share compared to stock compensation expense in 2005 of $500 thousand, or $0.01 per diluted share.
Regarding 2006, Austin J. Shanfelter, MasTec’s President and CEO, commented, “The Company made significant progress during the year in growing the business, improving earnings and cash flow from its core businesses and recapitalizing the Company. We have made significant progress and taken actions in 2006 that have positioned the company for success in 2007 and going forward. ”
Regarding fourth quarter continuing operations, Mr. Shanfelter continued, “The preliminary estimates for the quarter’s earnings appear flat vs. the same quarter in 2005. While revenue grew at roughly a high single digit rate, earnings were negatively impacted by four issues. First, MasTec invested significantly in the quarter by hiring and training approximately 800 new technicians to meet the accelerating demand of its install-to-the-home operations. Although costly in the fourth quarter of 2006, the investment will have a positive impact on results going forward. Second, as discussed on our last earnings call, MasTec exited two energy contracts during the third and fourth quarters that had not been profitable. The termination costs and earnings drag from these contracts was significant, but the loss and cash drain have now been eliminated. Third, legal costs were about $2.5 million above last year’s fourth quarter level. And, finally, the new FASB 123R stock compensation expense in the quarter was approximately $2 million compared to stock-based compensation of $100 thousand in 2005.”
Jose Mas, MasTec’s Vice Chairman and CEO designate, effective March 31, 2007 noted, “After solid improvement in 2006, we look forward to 2007, where we expect double digit organic revenue growth and EPS growth of over 30%. We are well capitalized and ready to take advantage of the opportunities in our end markets.”
MasTec is a leading specialty contractor operating throughout North America across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and earnings per share may differ from that projected, that we may be impacted by business and economic conditions affecting our customers, material changes in estimates for legal costs or case settlements, the highly competitive nature of our industry, dependence on a limited number of customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, restrictions imposed by our credit facility and senior notes, the closing of the discontinued state DOT assets and projects sale on the anticipated terms and timing, as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.
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